Exhibit 10.14

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Pendrell Corporation and its subsidiaries (“Pendrell” or “Company”) and Benjamin G. Wolff (“Employee”) (collectively “Parties”) to set forth the terms and conditions of Employee’s separation from Pendrell effective November 19, 2014.

NOW THEREFORE, in exchange for the mutual consideration described herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Resignation from Employment. Employee is resigning from employment with Pendrell effective November 19, 2014 (“Resignation Date”). Employee shall not be eligible to accrue or receive any compensation or benefits after the Resignation Date, other than what is provided for in Section 4.

2 Acknowledgement of Full Payment of Compensation to Date. Employee acknowledges and agrees that, with the exception of the payments described herein and payment of unpaid base salary through the Resignation Date which will be paid in the ordinary course, Pendrell has paid all compensation that it owes through the Resignation Date, including but not limited to base salary, commission, incentive compensation, and any other payments that may have been agreed-upon either orally or in writing. Employee will be reimbursed in a timely manner for all outstanding expenses incurred by Employee prior to the Resignation Date in accordance with standard Pendrell policies.

3. Income Taxes and Authorized Deductions. All payments made as a result of this Agreement are considered wages and are subject to required income tax and other withholding and authorized deductions. The amounts are stated as gross amounts.

4. Severance Benefits. As consideration for the release and promises described in this Agreement, Pendrell agrees to provide the following benefits to Employee:

a. Lump Sum Severance Payment. Pendrell agrees to pay Employee a lump sum cash severance payment in the total amount of $3,182,700, which is two times the sum of Mr. Wolff’s annual salary and target bonus, through Pendrell’s next regularly scheduled payroll following the 7 day revocation period described in Section 12 of this Agreement.

b. Payment of Accrued PTO. Pendrell agrees to pay Employee a lump sum payment of $114,759, representing Mr. Wolff’s accrued and unused PTO, capped at 1.5 times his annual accrual rate, through Pendrell’s next regularly scheduled payroll following the seven day revocation period described in Section 12 of this Agreement.

c. 2014 Performance Bonus. Pendrell agrees to pay at a time determined by Pendrell but no later than the earlier of (i) March 15, 2015, or (ii) the date on which Pendrell pays performance bonuses to its other executives, a performance bonus for Mr. Wolff’s contributions to the Company’s achievement of its 2014 objectives in an amount equal to a percentage of Mr. Wolff’s 2014 target bonus, with such percentage equal to the percentage of target bonus awarded to the Company’s highest performing 2014 executive officer, pro-rated for the period during which he was employed in 2014.

d. Retention of Personal Computer. Pendrell agrees to allow Employee to take ownership of the personal computer issued to him by the Company.

e. Group Health Plan Coverage. Pendrell will pay all fees, expenses, premiums and other charges to continue all group health insurance, under COBRA, at the same level of coverage of group health insurance received prior to the Resignation Date, including without limitation all medical, dental and vision coverage for Employee and his covered eligible dependents for so long as he elects and remains eligible for COBRA. This obligation will expire on the second anniversary of the Resignation Date.

5. Stock Equity Provisions. All stock options and shares of restricted stock and restricted stock units held by Employee that would have vested on or prior to the second anniversary of the Resignation Date will become fully vested as of 5pm PST on the Resignation Date. Notwithstanding anything to the contrary in Employee’s equity grant documents, Employee may exercise his stock options that have vested on or before the Resignation Date at any time prior to 5pm PST on December 15, 2015, or such later time as the Compensation Committee of the Company may subsequently agree in writing. Employee will cease to vest in any performance-conditioned restricted stock grants or performance-conditioned restricted stock units that have not vested as of the Resignation Date. Except as set forth in this paragraph, all options, shares of restricted stock and restricted stock units shall be subject to the terms and procedures contained in the applicable grant agreement(s) and incentive equity plans, copies of which will be available to Employee upon request.

6. Compliance with Employee Intellectual Property Agreement. Employee agrees to comply with all post-employment obligations under Pendrell’s Employee Intellectual Property Agreement, copies of which will be available to Employee upon request.

7. Agreement Not to Solicit. Employee agrees that, for a period of one (1) year following the Resignation Date, Employee shall not directly or indirectly solicit, recruit or entice any of the following to cease, terminate or reduce any relationship with Pendrell or Pendrell’s subsidiaries or to divert any business from Pendrell or Pendrell’s subsidiaries: (a) any person who is an employee or consultant of Pendrell at the time of such solicitation, recruitment or enticement and who was an employee or consultant of Pendrell as of the Resignation Date; (b) any contractor or supplier who is a contractor or supplier of Pendrell at the time of such solicitation, recruitment or enticement and who was a contractor or supplier of Pendrell as of the Resignation Date; or (c) any party that is a customer, client or business partner of Pendrell at the time of such solicitation, recruitment or enticement and who was a customer, client or business partner of Pendrell as of the Resignation Date. In addition, for a period of one (1) year following the Resignation Date, Employee shall not directly or indirectly encourage or entice any known prospective customer, client, or business partner of Pendrell or Pendrell’s subsidiaries to cease, terminate or reduce any relationship with Pendrell or Pendrell’s subsidiaries. Further, Employee agrees not to directly or indirectly disclose the addresses, telephone numbers, compensation or other arrangements between Pendrell and any person or entity described herein.

8. Return of Company Property. Employee confirms that he will return to Pendrell, no later than five business days following the Resignation Date all files, memoranda, records, credit cards, computer files, passwords and passkeys, card keys, or related physical or electronic access devices, and any and all other property received from Pendrell or any of its current or former employees or generated by Pendrell in the course of employment with the exception of the Company issued personal computer addressed in Section 4 of this Agreement.

9. Complete Release of All Known and Unknown Claims. In consideration of the payments due Employee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Except as provided below, Employee, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Employee Parties”) RELEASE AND FOREVER DISCHARGE the Company, its subsidiaries, and its and their officers, directors, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee or any of the Employee Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s initial dealings with the Company to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended,

29 U.S.C. § 621 et seq. (“ADEA’’), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Employee under the Agreement.

This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided under this Agreement, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment. Notwithstanding the foregoing, Employee shall not be deemed to have released any claims for (i) enforcement of obligations of the Company under this Agreement, (ii) indemnity or contribution on account of service as an officer or director of Pendrell or any Pendrell affiliate, or (iii) defense, indemnity or reimbursement for costs, taxes or other payments for which the Company is obligated under his Amended and Restated Employment Letter Agreement dated July 1, 2011, the Indemnification Agreement between Employee and the Company, and the indemnification obligations of the Company and each of its subsidiaries under all other governance documents and agreements.

10. No Claims. Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Employee understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

Employee agrees that Employee will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by Employee or on Employee’s behalf with any agency, court or other government entity that is inconsistent with the terms hereof.

Employee agrees and acknowledges that Employee is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever on account of the claims released under this Agreement (but not those claims reserved or excluded), including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Employee further acknowledges that Employee is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Employee agrees and acknowledges that at no time prior to or contemporaneous with Employee’s execution of this Agreement has Employee filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”) against any Company Party which is based in whole or in part on any matter referred to in Section 9 above; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, Employee is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Employee further covenants and agrees that Employee will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted or required by law or administrative policy or as required by legally enforceable order Employee will not aid or assist any such person or entity in prosecuting such Claim.

11. Voluntary Agreement; Full Understanding; Advice of Counsel. Employee agrees and acknowledges that Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action, liability or claim other than as provided in this Agreement.

Employee agrees and acknowledges that Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims.

Employee agrees and acknowledges that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee.

Employee agrees and acknowledges that Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

Employee agrees and acknowledges that Employee does not waive rights or claims that may arise after the date this Agreement is executed or those claims arising under the Agreement with respect to payments and other rights due Employee on the date of, or during the period following, the termination of Employee’s employment.

12. Consideration Period/Revocation/Effective Date. Employee acknowledges having been given twenty-one (21) days in which to consider this Agreement and the option to sign it sooner if desired. Any negotiations surrounding the language or terms of this Agreement shall not re-start the consideration period. Employee also acknowledges that Employee may revoke this Agreement within seven (7) days after delivering a signed version to Pendrell, by delivering a signed written letter of revocation to the Corporate Counsel at Pendrell. This Agreement will not be effective until Pendrell receives an original signed Agreement by Employee and the seven-day revocation period has expired.

13. Cooperation. Employee agrees to reasonably cooperate with Pendrell in any litigation or other legal proceedings brought by or against Pendrell that relate to the period of Employee’s employment, including but not limited to, testifying on Pendrell’s behalf in any legal proceedings. In addition, for a period of 90 days after the Resignation Date, upon Pendrell’s reasonable request, Employee agrees to respond to inquiries from Pendrell’s directors and executive officers regarding matters in which Employee was involved during the course of his employment.

14. No Disparagement or Interference. Employee agrees not to (a) make any false or misleading representations or statements about Pendrell, or its services, or its employees, officers or directors, or (b) make any statements that may impair or otherwise adversely affect Pendrell’s goodwill or reputation with its present or prospective employees, customers, or business partners or with any other third parties, or (c) interfere with Pendrell’s relationships or potential relationships with actual or potential customers, partners, employees, or others.

15. No Admission of Liability. The parties agree and acknowledge that this Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Employee.

16. Miscellaneous.

(a) This Agreement and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Employee and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 9 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Employee, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Employee, on the other hand.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

(d) This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Employee hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Employee and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Employee’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company.

(f) No amendment to or waiver of this Agreement or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF WASHINGTON OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF WASHINGTON.

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Intending to be legally bound hereby, Employee and the Company have executed this Agreement as of the date first written above.

/s/ Tim Dozois

Name: Tim Dozois

Title: Corporate Counsel

READ CAREFULLY BEFORE SIGNING

I have read this Agreement and have been given adequate opportunity, including 21 days from my initial receipt of this Agreement, to review this Agreement and to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish certain rights or demands I may have against the Company Parties or any of them.

/s/ Benjamin G. Wolff
Benjamin G. Wolff

Date: 11/21/2014